Exhibit 99.1

Uron Inc. Announces Closing of Merger; 1-for-10 Reverse Stock Split

Minneapolis, January 2, 2008 -- Uron Inc. (TICKER: URRN.OB) (“Uron” or the “Company”) announced today that it had submitted for filing with the Wyoming Secretary of State documents effecting the closing of the merger transaction with Wyoming Financial Lenders, Inc., a Wyoming corporation. In the transaction, a wholly owned acquisition subsidiary of Uron is to merge with and into Wyoming Financial Lenders, Inc., with Wyoming Financial Lenders, Inc. surviving as a wholly owned operating subsidiary of the Company. The documents submitted for filing with the Wyoming Secretary of State’s office seek to cause the merger to be effective as of December 31, 2007. However, the Company has not yet received confirmation of the filing from the Wyoming Secretary of State, which does not offer expedited filing service.

Wyoming Financial Lenders is a fast-growing personal financial services company dedicated to providing unique financial solutions to the large and growing underbanked consumer marketplace. In particular, Wyoming Financial Lenders offers payday lending services and related services directly to consumers through approximately 51 locations sited in ten states.

In the merger transaction, the former owner of capital stock of Wyoming Financial Lenders, WERCS, Inc., a Wyoming corporation, is to receive a total of 1,125,000 shares of Company common stock and 10,000,000 shares of the Company’s newly designated Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock will entitle its holders to (i) a cumulative 10% dividend, compounded and payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated amount of such shares, before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their preferred shares into common shares of the Company on a one-for-one basis (subject to adjustment); and (iv) vote their preferred shares on an as-if-converted basis. The preferred stock will also be subject to certain redemption provisions.

Prior to the merger, the Company effected a 1-for-10 reverse stock as of December 27, 2007. As a result of the reverse stock split, the Company’s authorized and outstanding capital stock was combined on a 1-for-10 basis and the Company's stock symbol on the Over-the-Counter Bulletin Board was changed, effective December 31, 2007, to URRN.OB. Also in connection with the merger, the Company’s board of directors is to appoint five new directors to serve on the board, at which point the Company’s sole director prior to the merger is to resign. The persons who will serve as the Company’s directors are Messrs. Christopher Larson, Robert W. Moberly, James Mandel, John H. Klassen IV and Mark Houlton. The biographies of such individuals are publicly available in the Company’s Schedule 14F-1 Information Statement filed with the United States Securities and Exchange Commission on December 14, 2007 (supplemented on December 21, 2007). Finally, in connection with the merger the Company offered and sold approximately 4,216,875 shares of common stock in a private placement, which was a condition to the closing of the merger.

The Company expects to file a Current Report on Form 8-K with the United States Securities and Exchange Commission within four business days of the finally determined effective date of the closing of the merger. Such Current Report is expected to contain Form 10-type information as required by the current Commission rules, as well as audited financial statements of Wyoming Financial Lenders, Inc.

Forward-Looking Statements

This press release may contain certain statements that are “forward-looking statements,” including, among other things, discussions and disclosures of the business strategies, and future operations of the Company on a consolidated basis. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” generally indicate and identify forward-looking statements. Although Uron believes that the expectations reflected in any forward-looking statements are generally reasonable, there is no assurance that such expectations will ultimately prove to be correct or materialize. All phases of Uron’s operations are subject to a number of uncertainties, risks and other influences, many of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company’s operations on a consolidated basis (including the operations of Wyoming Financial Lenders, Inc.), and whether any forward-looking statements contained herein ultimately prove to be accurate.

Contact:

For more information, please contact Christopher Larson, Chief Executive Officer, at (612) 940-3114.